SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement    [ ]   Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                            TF Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X]         No fee required
  [ ]         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
              0-11.

         (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

         (5) Total fee paid:
--------------------------------------------------------------------------------

  [ ]   Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------

         (3) Filing Party:
--------------------------------------------------------------------------------

         (4) Date Filed:
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



                            [TF Financial Letterhead]






March 20, 1998

Dear Stockholders:

         On behalf of the Board of Directors and management of TF Financial Corporation, I cordially invite you to attend the 1998 Annual Meeting of Stockholders to be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047, on April 22, 1998 at 10:00 a.m. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, I will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions stockholders may have.

         Whether or not you plan to attend the Meeting, please sign and date the enclosed Proxy Card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting. YOUR VOTE IS VERY IMPORTANT.


                                           Sincerely,


                                           /s/John R. Stranford
                                           -------------------------------------
                                           John R. Stranford
                                           President and Chief Executive Officer

--------------------------------------------------------------------------------
                            TF FINANCIAL CORPORATION
                                  3 PENNS TRAIL
                           NEWTOWN, PENNSYLVANIA 18940
                                 (215) 579-4000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 22, 1998
--------------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of TF Financial Corporation (the "Company"), will be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047, on April 22, 1998 at 10:00 a.m.

         The Meeting is for the purpose of considering and acting upon:

               1.   The election of two directors of the Company; and

               2. The transaction of such other matters as may properly come before the Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on March 11, 1998, are the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

         You are requested to complete, sign and date the enclosed Proxy Card which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.


                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/Elizabeth Davidson Maier
                                              ----------------------------------
                                              Elizabeth Davidson Maier
                                              Corporate Secretary

Newtown, Pennsylvania
March 20, 1998


--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                                       OF
                            TF FINANCIAL CORPORATION
                                  3 PENNS TRAIL
                           NEWTOWN, PENNSYLVANIA 18940
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 22, 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     GENERAL
--------------------------------------------------------------------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TF Financial Corporation (the "Company") to be used at the 1998 Annual Meeting of Stockholders of the Company which will be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047 on April 22, 1998, 10:00 a.m. local time. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, form of proxy and Annual Report are being first mailed to stockholders on or about March 20, 1998. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the Securities and Exchange Commission (the "Commission"). The Company is the parent company of Third Federal Savings Bank (the "Bank"), TF Investments Corporation, Penns Trail Development Corporation and Teragon Financial Corporation.

         At the Meeting, stockholders will consider and vote upon the election of two directors. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof.

--------------------------------------------------------------------------------
                       VOTING AND REVOCABILITY OF PROXIES
--------------------------------------------------------------------------------

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted "FOR" the nominees for director set forth below. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve, or for good cause will not serve, and matters incident to the conduct of the Meeting.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Stockholders of record as of the close of business on March 11, 1998, ("Voting Record Date"), are entitled to one vote for each share of Common Stock of the Company then held. As of March 11, 1998, the Company had 3,187,233 shares of Common Stock outstanding and eligible to vote.

         The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by any employee stock ownership or similar plan of the issuer or any subsidiary.

         The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present, except as otherwise noted below. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

         Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by persons and groups in excess of 5% of the Company's Common Stock. Management knows of no persons or groups other than those set forth below who own more than 5% of the Company's outstanding shares of Common Stock as of the Voting Record Date.

                                                            Percent of Shares of
                                      Amount and Nature of       Common Stock
Name and Address of Beneficial Owner  Beneficial Ownership       Outstanding
------------------------------------  --------------------       -----------

Third Federal Savings Bank                    300,982 (1)             9.44%
Employee Stock Ownership Plan
Trust
3 Penns Trail
Newtown, Pennsylvania  18940

Wellington Management Company,                160,000 (2)             5.02
LLP
75 State Street
Boston, Massachusetts  02109

Janus Capital Corporation                     209,200 (3)             6.56
Thomas H. Bailey
100 Fillmore Street
Denver, Colorado  80206

John R. Stranford                             189,857 (4)             5.77
3 Penns Trail
Newtown, Pennsylvania  18940


----------------------------------
(1) The ESOP purchased such shares for the exclusive benefit of plan employee participants with borrowed funds. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Committee or the Board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustee as directed by the Board of Directors or the ESOP Committee, subject to the fiduciary duty of the ESOP Trustee. As of March 11, 1998, 122,218 shares have been allocated under the ESOP to participant accounts.
(2)  Based on Amendment No. 3 to Schedule 13G filed on February 11, 1998.
(3)  Based on Schedule 13G filed on February 13, 1998.
(4)  See footnotes (4) and (7) on page 5.

--------------------------------------------------------------------------------
         PROPOSAL I - INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
              DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

General Information and Nominees

         The Company's Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of five members. Two directors will be elected at the Meeting to serve for a three-year term or until their successors have been elected and qualified.

         George A. Olsen and Thomas J. Gola have been nominated by the Board of Directors to serve as directors. Messrs. Olsen and Gola are currently members of the Board. Directors of the Company will be elected by a plurality of the votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and election of any substitute nominee. In addition, the Board may reduce the number of directors to be elected at the Meeting.

         PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW AS DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

         The following table sets forth information with respect to the nominees for directors and those directors continuing in office, their name, age, the year they first became a director of the Company or the Bank, and the number and percentage of shares of the Common Stock beneficially owned as of the Voting Record Date. Each director of the Company is also a member of the Board of Directors of the Bank.

                                                                                   Shares of
                                        Year First          Current              Common Stock
                                        Elected or          Term to              Beneficially        Percent
Name                     Age(1)        Appointed(2)         Expire                 Owned(3)          of Class
----                     ------        ------------         ------                 --------          --------

                               BOARD NOMINEES FOR TERM TO EXPIRE IN 2001

George A. Olsen            69              1982              1998                  58,232(4)(5)       1.81%

Thomas J. Gola             64              1985              1998                  55,132(4)(6)       1.71

                                    DIRECTORS CONTINUING IN OFFICE

John R. Stranford          56              1994              1999                 189,857(4)(7)       5.77

Robert N. Dusek            58              1974              2000                  55,132(4)(8)       1.71

Carl F. Gregory            63              1976              2000                 143,178(9)          4.37

All directors and
executive officers as a                                                           865,183(10)        23.86
group (12 persons)

---------------
(1)  At December 31, 1997.
(2)  Refers to the year the individual first became a director of the Bank.
(3) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.
(4) Excludes 300,982 unallocated shares of Common Stock held under the Employee Stock Ownership Plan ("ESOP") for which such individual serves as a member of the ESOP Committee or Trustee Committee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. See "Voting Securities and Principal Holders Thereof."
(5) Includes 34,637 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date. Excludes 13,100 shares owned by such person's spouse as to which he disclaims beneficial ownership.
(6) Includes 34,637 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date. Excludes 10,000 shares owned by such person's spouse as to which he disclaims beneficial ownership.
(7) Includes 103,166 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date. Includes 8,553 shares held in the ESOP allocated to Mr. Stranford's account. Excludes 20,000 shares owned by the Bank's Employee Retirement Plan Trust for which such individual serves as a trustee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity.
(8) Includes 34,637 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date. Excludes 16,200 shares owned by such person's spouse as to which he disclaims beneficial ownership.
(9) Includes 91,300 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date. Excludes 10,000 shares owned by such person's spouse as to which he disclaims beneficial ownership.
(10) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated. Includes 24,111 shares held in the ESOP allocated to the accounts of executive officers of the Company and the Bank, 42,048 restricted shares granted to executive officers and directors of the Company and the Bank pursuant to the Third Federal Savings Bank Management Stock Bonus Plan ("MSBP") which vest over five years at the rate of 20% per year, for which officers and directors possess sole voting power and no investment power until such shares vest, and options to purchase an additional 438,714 shares which executive officers and directors may acquire pursuant to the exercise of options exercisable within 60 days of the Voting Record Date. Also includes 20,000 shares held by the Third Federal Savings Bank Retirement Plan Trust as to which three directors of the Company share equal voting power each of whom disclaim beneficial ownership.

Biographical Information

         The principal occupation of each director and nominee for director of the Company for the last five years is set forth below.

         Robert N. Dusek is Chairman of the Board of the Company. Mr. Dusek is the owner and president of Direction Associates, Inc., Spring House,
Pennsylvania, a planning, urban design and real estate advisory organization founded in 1972.

         Carl F. Gregory is Chairman of the Board of the Bank. He retired as Chief Executive Officer of the Bank on January 1, 1995. He retired as President of the Bank in 1993, a position he had held since July, 1982. Mr. Gregory has been with the Bank since 1962. Mr. Gregory is a Trustee of Holy Family College, and is serving his third term as Vice Chairman. Mr. Gregory is Chairman of the Advisory Council of Frankford Hospital and a Trustee of the Hospital's Foundation. Mr. Gregory is a former member of the Advisory Council of the Federal Reserve Bank having served two non-consecutive terms.

         George A. Olsen retired from Kingsbury, Inc., Philadelphia, Pennsylvania, a bearing manufacturer in September, 1993, where Mr. Olsen served as President and CEO. Mr. Olsen serves on the Board of Holy Family College. He also is the past President of the Settlement Music School and a former Director of the YMCA of Philadelphia and the Northeast Branch YMCA.

         Thomas J. Gola is a Vice President of Valley Forge Investment Corp., King of Prussia, Pennsylvania, an investment banking firm and has been President of Bridgeview, Inc., Valley Forge, Pennsylvania, a medical waste disposal company since May 1991. Mr. Gola is a member of the Bustleton Lions Club, and a member of Pennsylvania Convention Center Authority Board.

         John R. Stranford has been with the Bank for 29 years. Since January 1, 1995, Mr. Stranford has served as President, Chief Executive Officer and Director of the Company and the Bank. Prior to becoming President and Chief Executive Officer, Mr. Stranford served as President from January 1994 and as Executive Vice President and Chief Operating Officer of the Bank since 1984. Mr. Stranford is a member of the Federal Reserve Bank Advisory Council.

Meetings and Committees of the Board of Directors

         The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. During the year ended December 31, 1997, the Board of Directors of the Company held 15 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company, the Bank and committees on which such director served during the year ended December 31, 1997.

         The Audit Committee of the Company is comprised of Directors Dusek (Chair), Gola, Gregory, Stranford and Olsen. The Audit Committee annually selects the independent auditors and meets with the accountants to discuss the annual audit. The Audit Committee is further responsible for internal controls for financial reporting. The Committee met twice during the year ended December 31, 1997.

         The Board of Directors acts as the nominating committee to nominate directors to serve on the Board. The nominating committee met once during the year ended December 31, 1997. Although the Board acting as the nominating committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders of the Company. The Company's Certificate of Incorporation provides certain procedures which stockholders must follow in making director nominations.

         The Company is the parent company of the Bank and does not pay any cash compensation to the executive officers of the Company. Therefore, the Company does not maintain a compensation committee. The Compensation Committee of the Bank determines the compensation of the executive officers. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of the Company and the Bank. The compensation committee is comprised of Messrs. Olsen (Chairman), Dusek, Gregory, Gola and Stranford, and met one time in 1997.

--------------------------------------------------------------------------------
                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
--------------------------------------------------------------------------------

Director Compensation

         Non-employee directors of the Company receive a quarterly retainer of $3,000 regardless of the number of meetings attended. During calendar year 1997, each non-employee member of the Board of Directors of the Bank received a fee of $1,000 per regular meeting. Fees of $500 per meeting ($600 for the Chairman of the Committee) are paid to non-employee members for committee meetings of the Bank. For the fiscal year ended December 31, 1997, total fees paid to directors of the Company and the Bank were $146,100. Previously, directors of the Company and the Bank received awards of stock options and restricted stock, and payments under the long term incentive plans of $5,373 each during 1997.

Executive Compensation

         The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

Report of the Compensation Committee on Executive Compensation

         The Committee had one meeting during 1997, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations. The Company's executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component is substantial. Variable pay elements include stock compensation plans and a long-term incentive plan, which are further discussed below. These variable performance based elements (as determined in the year earned) represent from 34% to 63% of total compensation for each executive covered under such plans. All plans are developed based on competitive information and administered to balance the interests of the executives with the performance of the Company and the interests of its stockholders.

         The executive compensation program of the Company is designed to:

          [bullet] Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

          [bullet] Motivate employees to assume increased responsibility and reward them for their achievement;

          [bullet] Provide compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to compete for and retain top quality, dedicated executives who are critical to the Company's long-term success; and

         [bullet] Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

         The Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Bank's market area, including institutions with total assets of between $500 million and $800 million.

         The companies chosen for compensation comparisons in the most recent competitive study are not the same companies that comprise the published industry index in the performance graph set forth below (i.e., the Nasdaq Bank Index), although such companies are included in the Nasdaq Bank Index. The Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.

         The Committee believes that equity and earnings per share are the most appropriate measure for evaluating the Company's results. The Company's Senior Management Long-Term Incentive Plan relies on such equity and earnings per share performance as a primary determinant of incentive payouts.

         The Company's and the Committee's intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the Senior Management Long-Term Incentive Plan and grants made under the Company's stock compensation plans, result in total compensation levels which approximate the relative rankings of asset size and earnings performance within the peer group. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of such decision on total compensation.

         Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the Committee looks at the historical relationship between pay and performance over a one-year period. It is the Committee's intent to address any variance between performance rank and compensation rank with future compensation decisions.

         To continue to meet these objectives, the Committee may from time to time change or adjust one or more of the Company's executive compensation plans or recommend the same to the Board of Directors, as it deems appropriate.

         Base Salary. The Company's base salary program targets base salaries for executive officers at the low to middle end of the market range. As indicated above, the "market" for the Company is comparable institutions in and around the Bank's market area, including institutions with total assets of between $500 million and $800 million. The Committee believes that base salary should be reflective of the executive's scope of responsibility, and further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are targeted to have the same relative rank among the peer group as asset size. Base salary increases in 1997 were made as a result of the review of base salary market data.

         Long-Term  Incentive  Program. The  long-term   incentive  program   is
composed of the following:

         [bullet] The Company's stock  compensation  plans, which are made up of two elements: stock options and restricted stock awards. The Committee believes that issuing stock options and restricted stock to executives benefits the Company's stockholders by encouraging and enabling executives to own the stock of the Company, thus aligning executive pay with stockholder interests.

         [bullet] The Company's Senior Management Long-Term Incentive Plan, which pays cash awards based on equity and earnings per share performance. The Company's equity and earnings per share for the period, and individual performance, are considered in determining actual payouts from the plan.

         The 1997 mix of the long-term incentive program awards was set subjectively. In determining the mix, the Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered. No acceleration of vesting or of payouts occurred under these plans in 1997.

         1997 Compensation for the CEO. During the year ended December 31, 1997, Mr. Stranford received an increase in salary from $150,000 to $200,000.
Effective January 1, 1998, Mr. Stranford will receive an annual salary of $200,000. In addition, Mr. Stranford is eligible to participate in the same executive compensation plans available to the other executive officers as described above. Mr. Stranford's Senior Management Long-Term Incentive Plan payout was based primarily on the Company's equity and earnings per share, and included a subjective assessment of individual performance. In this regard, the Committee considered overall financial performance of the Company, and its success in meeting strategic objectives. The stock option grants made to Mr. Stranford in 1997 were based on the analysis discussed above. That is, the Committee set them so that Mr. Stranford's total compensation would approximate the expected relative rankings of asset size and earnings performance within the peer group. The grant of options was set subjectively, balancing rewards for past performance with incentives for future performance. In the aggregate, the variable performance based portion was approximately 63% of Mr. Stranford's compensation.

         Compensation Committee:

                  George A. Olsen (Chairman)
                  Robert N. Dusek
                  Carl F. Gregory
                  Thomas J. Gola
                  John R. Stranford

Stock Performance Graph

         Set forth below is a performance graph for the Common Stock for the period from July 13, 1994 (the first day of trading for the Common Stock) through December 31, 1997. The performance graph compares the cumulative total shareholder return on the Common Stock with (a) the cumulative total shareholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total shareholder return on stocks included in the Nasdaq Bank Index as prepared for Nasdaq by the Center for Research in Securities Prices (CRSP) at the University of Chicago. Comparison with the Nasdaq Stock Market and bank indices assumes the investment of $100 as of July 1, 1994. The cumulative total return for the indices and for the Company is computed with the reinvestment of dividends at the frequency with which dividends, if any, were paid during the period.

         There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performance shown in the graph below. The Company neither makes nor endorses any predictions as to stock performance.

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------------------------------------------------
                                         07/01/94               12/31/94         12/31/95         12/31/96         12/31/97
--------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index                 $100                    $107            $151             $186             $228
--------------------------------------------------------------------------------------------------------------------------
Nasdaq Bank Index                          100                      93             139              184              310
--------------------------------------------------------------------------------------------------------------------------
TF Financial Corporation                   100                     108             156              169              318
--------------------------------------------------------------------------------------------------------------------------

         The information set forth above under the subheadings "Report of the Compensation Committee on Executive Compensation" and "Stock Performance Graph"
(i) shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under such Act or the Securities Act of 1933, as amended ("Securities Act"), shall not be deemed to be incorporated by reference in any such filing.

         Summary Compensation Table. The following table sets forth compensation awarded to the Chief Executive Officer and Chief Financial Officer of the Company who, for the year ended December 31, 1997 received total salary and bonus payments in excess of $100,000. Except as set forth below, no other executive officer of the Bank had a salary and bonus during the year ended December 31, 1997, that exceeded $100,000 for services rendered in all capacities to the Bank. All compensation is paid by the Bank.

                                                                                  Long-Term Compensation
                                                                          --------------------------------------
                                             Annual Compensation                    Awards              Payouts
                                    ------------------------------------- --------------------------   ---------
                                                                                         Securities
                                                                           Restricted    Underlying     LTIP        All Other
     Name and                                                Other Annual    Stock       Options/      Payouts      Compensation
Principal Position           Year     Salary    Bonus        Compensation Awards($)(1)     SARs(#)      ($)(2)          (3)
-------------------          ----     ------  ---------      ------------ -------------  ---------     ------       ------------
John R. Stranford            1997    $200,000 $      --      $       --   $         --      45,000     $37,571       $47,400
President and Chief          1996     150,000        --              --             --          --      40,646        26,694
  Executive Officer          1995     140,000    30,000              --         92,250      10,000      65,796        30,999

William C. Niemczura         1997     100,000        --              --             --      12,000      17,533        46,464
Senior Vice President,       1996      95,000        --              --         25,626       1,463      27,097        25,158
CFO and Treasurer            1995      90,000    15,000              --         46,125       5,000      43,864        30,299


------------------------
(1) Represents the grant of 6,000 and 3,000 shares of restricted common stock to Messrs. Stranford and Niemczura, respectively, pursuant to the MSBP on December 18, 1995 and the grant of 1,577 shares to Mr. Niemczura pursuant to the MSBP on December 18, 1996. As of December 31, 1997, the number and aggregate market value of restricted stock were as follows: Mr. Stranford: 41,000 shares ($1,230,000); and Mr. Niemczura:
         19,577 shares ($587,310). These awards vest 20% a year. Any dividends paid on the Common Stock are also paid on MSBP shares.
(2) Payouts in 1997 represent the deferred amounts for 1996. Does not include awards under the Incentive Compensation Plan for the fiscal year ended December 31, 1997 of $29,244 and $13,647 to Messrs. Stranford and Niemczura, respectively, which is payable in 1998.
(3) Includes 1,500 shares allocated to each of Messrs. Stranford and Niemczura, as of December 31, 1997, under the ESOP which based upon a stock price of $30.00, had an aggregate value of $45,000, and $600 allocated, in 1997, to each of Messrs. Stranford and Niemczura under the 401(k) Plan. Also includes the imputed value of life insurance for Messrs. Stranford and Niemczura of $1,800 and $864, respectively, for 1997.

         Long Term  Incentive  Plans.  The Bank maintains the 1993 Directors and
Senior Management, Incentive Compensation Plan. Under the plan, a fund reserve equal to 7% of the growth in equity of the Bank from January 1, 1993, to December 31, 1995, was established. Payments to Directors and senior management shall be made as follows: 40% of the fund reserved under the plan for director and senior management shall be made annually following December 31 of each year during the three-year Plan Term based upon each such year's growth in equity. The deferred amounts for 1993 and 1994 were paid out to senior management and non-employee directors, and the remaining amount for all senior management and non-employee director participants were paid in January 1995.

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE

                                                Long-Term Incentive Plan Awards in Last Fiscal Year
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Estimated Future Payouts under Non-Stock Price Based Plans
                                                                       -----------------------------------------------------------
                                                     Performance or
                            Number of Shares,        Other Period
                            Units, or Other          Until Maturation
     Name                   Rights (#)(1)            or Payout(2)      Threshold ($ or #)  Target ($ or #)(3)  Maximum ($ or #)(4)
--------------              ----------------         ----------------  ------------------  ------------------  -------------------
John R. Stranford                23.8%               1/97 - 12/99              --             $73,110               --
William C. Niemczura             11.1                1/97 - 12/99              --              34,118               --


---------------
(1) Percentage awarded to each individual of the fund reserved for award to senior management and directors.
(2) Payout of awards to be made at the rate of 40% in January 1998, and the remainder in January 1999 and 2000.
(3) Plan award accrued for the year ended December 31, 1997 and paid in 1998. See "Summary Compensation Table" for 1997 payments for previously accrued awards.
(4)  No maximum award under the plan.

         Effective January 1, 1996, the Board adopted a revised Incentive Compensation Plan. The Plan targets an annual bonus pool equal to 7.00% of net income of the Bank to the extent that growth in earnings equals up to 5% per year. Awards under the plan shall be allocated to directors (40%) and senior management (60%). Awards will be paid-out 40% immediately ("Short-Term Award") and 60% deferred for two years ("Long-Term Award"). The Long-Term Award shall be adjusted prior to payment: (a) assuming a 500 basis point per year earnings credit, and (b) a reduction of 10% for each 1% or fraction thereof that the average annual earnings per share growth during the two year deferral period does not equal 10%. With respect to senior management, Long-Term Awards will be paid prior to the end of the deferral period upon death, disability, retirement after age 55 and 10 years of service or a Change in Control. Long-Term Awards will be forfeited upon termination for "cause" or other resignation or termination from service. Directors shall not be subject to a minimum retirement age or length of service requirement. The management awards shall be subject to a multiplier of 300% for such Plan Year with regard to net income growth exceeding 5%. The Plan shall be administered by the Board or a Committee of the Board. Participation by management may be reviewed and modified by the Plan Committee annually for the subsequent plan year.

         1994 Stock Option Plan. The Company's Board of Directors adopted the TF Financial Corporation 1994 Stock Option Plan (the "1994 Option Plan"), which was ratified by stockholders of the Company at the Annual Meeting of Stockholders held on October 13, 1994. Pursuant to the Option Plan, 529,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted to officers, directors and key employees of the Company and its subsidiaries from time to time. As of December 31, 1997, options to purchase 517,720 shares of Common Stock were outstanding under the Plan. The purpose of the 1994 Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The 1994 Option Plan, which became effective upon stockholder approval, provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the 1994 Option Plan.

         1997 Stock Option Plan. The Company's Board of Directors adopted the TF Financial Corporation 1997 Stock Option Plan ("1997 Option Plan"), which was ratified by stockholders at the Company's Annual Meeting of Stockholders held on April 16, 1997. Pursuant to the 1997 Option Plan, up to 240,000 shares of Common Stock were reserved for issuance by the Company upon exercise of stock options granted to employees, officers and directors from time to time. The purpose of the 1997

Option Plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional financial incentive to employees, officers and directors to promote the success of the Company's and the Bank's business. As of December 31, 1997, options to purchase 153,155 shares were outstanding under the Plan. The 1997 Option Plan has a term of ten years after which no awards may be made.

         The following tables set forth additional information concerning options granted under the Option Plans.

                                               Option Grants in Last Fiscal Year
                                               ---------------------------------

                                                                                                          Potential Realizable
                                                                                                             Value at Assumed
                                                                                                           Annual Rates of Stock
                                          Individual Grants                                               Price Appreciation for
                               -------------------------------------------------------------------------        Option Term
                                                                                                                -----------

                                                Percent of Total
                               Number of         Options Granted       Exercise
                                Options           to Employees         Price           Expiration
Name                            Granted           in Fiscal Year       ($/Share)          Date           5% ($)         10% ($)
----                            -------           --------------       ---------          ----           ------         -------

John R. Stranford                 45,000              27.2%               $16.50           1/07         $466,954       $1,183,354
William C. Niemczura              12,000               7.3                 16.50           1/07          124,521          315,561


                           Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value
                           --------------------------------------------------------------------------------
                                                                       Number of Securities           Value of Unexercised
                                                                      Underlying Unexercised              In-The-Money
                                                                           Options/SARs                   Options/SARs
                                                                           at FY-End (#)                 at FY-End ($)
                                                                           -------------                 -------------
                           Shares Acquired           Value
Name                       on Exercise (#)         Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
----                       ---------------        -------------     -------------------------     -------------------------

John R. Stranford                --                 $   --                  94,166/3,334           $1,720,407/$50,844(1)
William C. Niemczura             --                     --                  41,322/2,641              751,487/ 39,179(2)

---------------------
(1) Based upon an exercise price per share of $11.50 for 87,500 options and $14.75 for 6,666 options and a closing stock price of $30.00 per share as of December 31, 1997.
(2) Based upon an exercise price per share of $11.50 for 37,500 options, $14.75 for 3,334 options and $15.875 for 488 options and a closing stock price of $30.00 per share as of December 31, 1997.

         Management and Directors Stock Bonus Plan. The Board of Directors of the Bank adopted the Management Stock Bonus Plan ("MSBP"), as a method of providing directors, officers, and key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain in the employment or service of the Bank. The Bank contributed sufficient funds to the MSBP Trust which enabled the MSBP Trust to purchase 211,600 shares of Common Stock. Awards under the MSBP were made in recognition of prior and expected future services to the Bank of its directors and executive officers responsible for implementation of the policies adopted by the Board of Directors, the profitable operation of the Bank, and as a means of providing a further retention incentive and direct link between compensation and the profitability of the Bank.

         Change in Control Severance Agreements. The Bank has entered into a change in control severance agreement with John R. Stranford, President and Chief Executive Officer, William C.

Niemczura, Senior Vice President and Chief Financial Officer and one other executive officer. The severance agreement for Mr. Stranford has a term of three years. The severance agreement for Mr. Niemczura has a term of twenty-four months. The agreements are terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause following a "change in control" as defined in such agreements, the employee will be entitled to a severance payment. With respect to Mr. Stranford's agreement, such agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of the Bank, the employee will be paid an amount equal to 2.99 times the employee's most recent five year average annual taxable compensation. Mr. Niemczura's agreement provides for payments equal to 200% of the prior three calendar years' average taxable compensation upon termination of employment following a change in control. If such payments were to be made under the agreements as of December 31, 1997, such payments would equal approximately $908,551, $399,924 and $1,486,973 with respect to Messrs. Stranford and Niemczura and all executive officers in the aggregate, respectively. It is anticipated that all such payments to be made by the Bank under such agreements will be a tax-deductible compensation expense for federal tax purposes. The aggregate payments that would be made to such individuals would be an expense to the Bank, thereby reducing net income and the Bank's capital by such amount. The agreements may be renewed annually by the Board of Directors within the Board's sole discretion.

Other Benefits

         Pension Plan. The Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). For accruals before January 1, 1998, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Final Average Compensation plus 19.5% of Final Average Compensation in excess of the Covered Compensation in effect for the year of benefit determination, reduced for each year of service less than 30. Where the percentage results in an amount that exceeds the allowable limits under the Internal Revenue Code (the "Code"), such amount shall be reduced to the maximum allowable amount. For purposes of benefit calculations, Final Average Compensation is defined as the average of total compensation for the five highest years. For accruals after December 31, 1997, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Average Compensation reduced for each year of service less than 30. Average Compensation is defined as the average of total compensation for all years beginning after December 31, 1997. A participant may elect an early retirement at age 55 with 5 years of service at a reduced monthly benefit. At December 31, 1997, Messrs. Stranford and Niemczura had 30 years and 10 years, respectively, of credited service under the Pension Plan.

         Pension Plan Table. The following table sets forth the estimated annual benefits payable under the Pension Plan described above, upon retirement at age 65 as of December 31, 1997, expressed in the form of a life annuity, for the average annual earnings described above and years of service specified. Such amounts are in addition to any benefits payable under Social Security.

                      Creditable Years of Service at Age 65
   Average
Annual Wages          15          20            25         30          35
------------      ---------    ---------    --------    -------      -------
      $25,000      $ 5,625      $ 7,500      $ 9,375    $11,250      $11,250
       50,000       13,268       17,690       22,113     26,536       26,536
       75,000       21,330       28,440       35,551     42,661       42,661
      100,000       29,393       39,190       48,988     58,786       58,786
      160,000(1)    48,743       64,990       81,238     97,486       97,486

-------------
(1) Pensionable compensation is limited to $160,000 in accordance with Section 401(a)(17) of the Code.

--------------------------------------------------------------------------------
          ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

Section 16(a) Beneficial Ownership Reporting Compliance

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of ownership and changes in beneficial ownership of the Common Stock with the Commission and the Nasdaq National Market and to provide copies of those reports to the Company. Based on the Company's review of such ownership reports furnished to the Company or written representations from certain reporting persons, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis during the fiscal year ended December 31, 1997.

Certain Relationships and Related Transactions

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with the Bank or any subsidiary involving more than $60,000 during the year ended December 31, 1997.

         The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. Prior to August 1989, the Bank waived loan origination fees for such individuals. Currently, all outstanding loans to executive officers and directors of the Company and the Bank and members of their immediate family (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (C) did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all such loans are not disclosed as nonaccrual, past due, restructured or potential problems. Furthermore, loans to an affiliate must be approved in advance by a disinterested majority of the Board of Directors of the Bank or be within other guidelines established as a result of OTS regulations. Loans to executive officers and directors of the Company and the Bank, and their affiliates, amounted to approximately $401,014, or 0.9% of the Bank's risk-based capital at December 31, 1997.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Bank during the year ended December 31, 1997 consisted of Messrs. Gregory, Stranford, Gola, Dusek and Olsen. Mr. Gregory is the former President and Chief Executive Officer of the Bank. Mr. Stranford is a Director, President and Chief Executive Officer of the Company and the Bank. Mr. Stranford did not participate in matters involving his personal compensation.

         The Bank had no "interlocking" relationships existing on or after December 31, 1997 in which (i) any executive officer is a member of the Board of Directors of another financial institution, one of whose executive officers is a member of the Bank's Board of Directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

--------------------------------------------------------------------------------
                             INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
         The Board of Directors has previously selected the accounting firm of Grant Thornton, LLP, independent public accountants, to be the Company's independent accountants for the fiscal year ending December 31, 1998. A representative of Grant Thornton, LLP is expected to be present at the Meeting, will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions. Under the Company's Certificate of Incorporation and Bylaws, stockholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

         The  cost of  soliciting  proxies  will be borne  by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 1997, required to be filed with the Securities and Exchange Commission under the Exchange Act. Such written requests should be directed to Elizabeth Davidson Maier, Corporate Secretary, 3 Penns Trail, Newtown, Pennsylvania 18940. The Form 10-K is not part of the proxy solicitation materials.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

         In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive offices at 3 Penns Trail, Newtown, Pennsylvania 18940, Attention: Corporate Secretary, no later than November 20, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/Elizabeth Davidson Maier
                                              ----------------------------------
                                              Elizabeth Davidson Maier
                                              Corporate Secretary